U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                                                 SEC File Number
                                   FORM 12B-25                        0-7501
                                                                   CUSIP Number
                           NOTIFICATION OF LATE FILING               781168208
                                  (Check One):

            [ ] Form 10-K and Form 10-KSB       [ ] Form 20-F [ ]
          Form 11-K [ X ]    Form 10-Q and 10-QSB [ ]    Form N-SAR

     For Period Ended: March 31, 2003
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:

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     Read Attached  Instruction  Sheet Before  Preparing  Form.  Please Print or
Type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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     If the  notification  relates  to a portion of the  filing  checked  above, identify the Items(s) to which the notification relates.

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Part I - Registrant Information

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Full name of Registrant:   RUBY MINING COMPANY

Former Name if Applicable: N/A

Address of Principal Executive Office (Street and Number)

                           3490 PIEDMONT RD, SUITE 304
City, State and Zip Code:  ATLANTA, GA 30305

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Part II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a)    The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b)    The subject annual report, semi-annual report, transition report
  X         on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
-----       thereof will be filed on or before the fifteenth calendar
            day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c)    The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

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Part III - Narrative

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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.

     The quarterly report of the registrant on Form 10-QSB could not be filed because the Company is in process of preparing certain financial information and needs additional time to complete the analysis of such information.

     The Registrant will file the Form 10-QSB Report for the quarter ended March 31, 2003 on or before May 20, 2003.


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Part IV - Other Information

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     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification.

      Murray D. Bradley, Jr., Chief Financial Officer      404-231-8500

     (2) Have all other periodic reports required under section 13 or 15(d)of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify reports(s).
                                                                  [ X ]Yes [ ]No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [  ]Yes [ X ]No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




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                               RUBY MINING COMPANY
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:     May 14, 2003                 By:    /s/ Murray D. Bradley
       ----------------------              -------------------------------------
                                           MURRAY D. BRADLEY
                                           Chief Financial Officer



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